Exhibit 99.1

Financial Contact:
Josh Hirsberg
(702) 792-7234
joshhirsberg@boydgaming.com

Media Contact:
David Strow
(702) 792-7386
davidstrow@boydgaming.com

BOYD GAMING TO SELL ITS 50% INTEREST IN BORGATA

LAS VEGAS - MAY 31, 2016 - Boyd Gaming Corporation (“Boyd Gaming”) (NYSE: BYD) today announced that it has entered into a definitive agreement to sell its 50% equity interest in Marina District Development Holding Company, LLC, the parent company of Borgata Hotel Casino & Spa in Atlantic City, New Jersey, to MGM Resorts International (NYSE: MGM) for consideration of $900 million, as well as a 50% share of any future property tax settlement benefits received by Borgata.

Boyd Gaming expects to initially receive approximately $600 million in net cash proceeds from the transaction, after deducting its share of Borgata’s currently outstanding debt. These initial proceeds do not include Boyd Gaming’s potential share of future property tax settlement benefits. Borgata estimates that it is entitled to property tax refunds totaling $180 million, including amounts due under court decisions rendered in its favor, and estimates for open tax appeals.

Keith Smith, President and Chief Executive Officer of Boyd Gaming, said: “The development and opening of Borgata in 2003 was an important step in the evolution and growth of Boyd Gaming. Under our leadership, Borgata firmly established itself as the East Coast’s most popular and successful entertainment resort throughout the last 13 years. While we are pleased with the performance of this property, this transaction is an attractive opportunity to immediately unlock significant value for our shareholders. We intend to use the proceeds to reduce debt, further strengthening our balance sheet and accelerating the timeline for reaching our leverage target of four to five times debt to Adjusted EBITDA.”

Smith added: “The consistent success of Borgata is a tribute to the entire Borgata team, as they have continued to outperform an evolving and challenging Atlantic City market. We thank them for their tremendous contributions to Borgata and Boyd Gaming, and we wish them continued success as they join the MGM team.”

The transaction is expected to close in the third quarter, subject to the satisfaction of customary closing conditions and the receipt of all required regulatory approvals. Upon closure of the transaction, MGM will fully own the property and assume oversight of the property’s day-to-day operations.

Morrison & Foerster LLP served as legal advisor to Boyd Gaming for the transaction.

About Boyd Gaming
Headquartered in Las Vegas, Boyd Gaming Corporation (NYSE: BYD) is a leading diversified owner and operator of 22 gaming entertainment properties located in Nevada, Illinois, Indiana, Iowa, Kansas, Louisiana, Mississippi and New Jersey. Boyd Gaming press releases are available at www.prnewswire.com. Additional news and information on Boyd Gaming can be found at www.boydgaming.com.
Forward-looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as “may,” “will,” “might,” “expect,” “believe,” “anticipate,” “could,” “would,” “estimate,” “continue,” “pursue,” or the negative thereof or comparable terminology, and include (without limitation) statements regarding the transaction contemplated by the definitive agreement, Boyd Gaming’s expectations regarding the timing of closing, the anticipated amount of the property tax refunds or court settlements, the final purchase price, as well as the potential benefits to be achieved from the sale of the Borgata, including the opportunity to unlock significant value for Boyd’s shareholders, the intended use of the proceeds from the sale, and any statements or assumptions underlying any of the foregoing. These forward-looking statements are based upon the current beliefs and expectations of management and involve certain risks and uncertainties, including (without limitation) the possibility that the transaction contemplated by the definitive agreement will not close on the expected terms (or at all), the amount of any tax refunds or court settlement amounts, litigation, or the satisfaction or waiver of any of the closing conditions that could delay or prevent the closing, and changes to the financial conditions of the parties, or the credit markets, or the economic conditions in the areas in which they operate. Additional factors are discussed in “Risk Factors” in Boyd Gaming’s Annual Report on Form 10-K for the year ended December 31, 2015, and in Boyd Gaming’s other current and periodic reports filed from time to time with the Securities and Exchange Commission. All forward-looking statements in this press release are made as of the date hereof, based on information available to Boyd Gaming as of the date hereof, and Boyd Gaming assumes no obligation to update any forward-looking statement.